Gary R. Chadick
Senior Vice President
General Counsel & Secretary
Office of the General Counsel

400 Collins Road NE
Cedar Rapids, IA 52498
319.295.3602 Fax 319.295.3599
grchadic@rockwellcollins.com

EXHIBIT 10-s-2

December 19, 2007

Mr. Donald R. Beall
5 San Joaquin Plaza, Suite 320
Newport Beach, CA 92660-5956
Dear Don:

At the time of the spin off from Rockwell International Corporation (“Rockwell”), Rockwell Collins, Inc. (“Rockwell Collins”) assumed Rockwell’s commitment to provide you certain office, secretarial and telecommunications support as a retired Chief Executive Officer of Rockwell. These arrangements were set forth in the commitment letter between you and Rockwell dated September 5, 2000 and were confirmed in the letter agreement between you and Rockwell Collins dated October 13, 2003 for the period from December 1, 2003 through March 1, 2008.

This letter confirms Rockwell Collins’ commitment to provide you with a monthly allowance for the period from March 1, 2008 through February 28, 2013 (the “stated period”) of $22,282 to cover your office, secretarial and telecommunications expenses. As a yearly merit adjustment, we will increase your monthly allowance related to your administrative assistant services by 4 percent of the then current allowance for those services, which for the first year shall be set at $8,970 per month. This letter also confirms that Rockwell Collins will no longer carry one administrative person on our payroll to support your office activities. In addition, you confirm that the monthly allowance stated above is based upon your best estimates of the cost of acquiring these services and you agree that on an annual basis you will review your actual expenses for the year for all expenses other than the administrative assistant services and should your actual expenses be greater than 10% less than the annualized allowance provided by Rockwell Collins, you will notify us and accept a reduced monthly allowance for the remainder of the stated period that is commensurate with your actual expenses.

Please confirm your agreement with this letter by signing and returning to me a copy of this letter agreement.

Sincerely,

/s/ Gary R. Chadick
Gary R. Chadick

cc:	C. M. Jones
P. E. Allen

ACCEPTED:

/s/ Donald R. Beall
Donald R. Beall